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As filed with the Securities and Exchange Commission on June 21, 2004

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PLX TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization)	94-3008334 (I.R.S. Employer Identification No.)
870 Maude Avenue Sunnyvale, CA 94085 (Address of principal executive offices)
PLX Technology, Inc. 1999 Stock Incentive Plan NetChip Technology, Inc. 1996 Flexible Stock Incentive Plan (Full title of the Plan(s))
Rafael Torres Vice President, Finance, Chief Financial Officer PLX Technology, Inc. 870 Maude Avenue Sunnyvale, CA 94085 (Name and address of agent for service)
(408) 774-9060 (Telephone number, including area code, of agent for service)

Copy to:
Stephen J. Schrader, Esq. Morrison & Foerster LLP 755 Page Mill Road Palo Alto, CA 94304

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock, $.001 par value per share	700,000	$14.71	$10,297,000	—

Common Stock, $.001 par value per share	126,419	$1.84	$232,611	—

Total	826,419		$10,529,611	$1,334

(1)
This Registration Statement covers (i) the 700,000 share increase in the number of shares of PLX Common Stock reserved for issuance under the PLX Technology, Inc. 1999 Stock Incentive Plan, and (ii) 126,419 shares of PLX Common Stock issuable pursuant to options under the NetChip Technology, Inc. 1996 Flexible Stock Incentive Plan, which options were assumed by PLX pursuant to its acquisition of NetChip Technology, Inc. that was completed on May 24, 2004. As to such aggregate of 826,419 shares, this Registration Statement shall also cover any additional Common Stock which may be issued by PLX with respect to such 826,419 shares by way of stock dividend, stock split, recapitalization or other similar transactions.

(2)
Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended. The price of $1.84 per share represents the weighted average exercise price of the 126,419 shares of Common Stock oustanding and subject to options under the NetChip Technology, Inc. 1996 Flexible Stock Incentive Plan. The price of $14.71 per share represents the average of the high and low price per share of Common Stock of PLX Technology, Inc., as reported on the Nasdaq National Market on June 16, 2004.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

        The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act").

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed by the Registrant with the Commission are incorporated by reference herein:

          a.     The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 which includes audited financial statements for the Registrant's latest fiscal year.

          b.     The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

          c.     The Registrant's Current Reports on Form 8-K filed on April 15, 2004 and May 25, 2004.

          d.     All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the audited financial statements described in (a) above.

          e.     The description of the Registrant's Common Stock contained in the Registrant's Statement on Form 8-A, filed April 2, 1999 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

        All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        The indemnification and liability of the Registrant's directors and officers are governed by Delaware law.

        Under Section 145 of the General Corporation Law of the State of Delaware, the Registrant has broad powers to indemnify its directors and officers against liabilities that they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

        The Registrant's Amended and Restated Certificate of Incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the directors' duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

        The Registrant has entered into agreements with each of its directors and officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreement also sets forth certain procedures that will apply in the event of a claim for indemnification thereunder.

        The Registrant has obtained a policy of directors' and officers' liability insurance that insures the Registrant's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7. Exemption From Registration Claimed.

        Not applicable.

Item 8. Exhibits.

5.1	Opinion of Morrison & Foerster LLP
23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
24.1	Power of Attorney (see Signature Page)

Item 9. Undertakings.

        (a)   The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant, PLX Technology, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on June 18, 2004.

PLX TECHNOLOGY, INC.

By:	/s/ MICHAEL J. SALAMEH Michael J. Salameh President

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Michael J. Salameh and Rafael Torres, and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ MICHAEL J. SALAMEH Michael J. Salameh	President and Director (Principal Executive Officer)	June 18, 2004
/s/ RAFAEL TORRES Rafael Torres	Vice President, Finance, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	June 18, 2004
/s/ D. JAMES GUZY D. James Guzy	Director and Chairman of the Board of Directors	June 18, 2004
/s/ TIMOTHY DRAPER Timothy Draper	Director	June 18, 2004
/s/ ROBERT H. SMITH Robert H. Smith	Director	June 18, 2004
/s/ JOHN H. HART John H. Hart	Director	June 18, 2004
/s/ WEI-TI LIU Wei-Ti Liu	Director	June 18, 2004

INDEX TO EXHIBITS

Exhibit Number	Document
5.1	Opinion of Morrison & Foerster LLP
23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
24.1	Power of Attorney (see Signature Page)

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption From Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS